Auto-Callable Contingent Coupon Barrier Notes Linked to the Least Performing of Three Underliers Due December 18, 2025

PRODUCT CHARACTERISTICS
•	Contingent Coupons — If the Notes have not been automatically called, the investor will receive a Contingent Coupon on a monthly Coupon Payment Date if the closing value of each Underlier is greater than or equal to its Coupon Threshold on the immediately preceding Coupon Observation Date. You may not receive any Contingent Coupons during the term of the Notes.
•	Call Feature — If, on any quarterly Call Observation Date beginning approximately six months following the Trade Date, the closing value of each Underlier is greater than or equal to its Call Value, the Notes will be automatically called for 100% of their principal amount plus the Contingent Coupon otherwise due. No further payments will be made on the Notes.
•	Contingent Return of Principal at Maturity — If the Notes have not been automatically called and the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Barrier Value, at maturity, the investor will receive the principal amount of the Notes plus the Contingent Coupon otherwise due. If the Notes have not been automatically called and the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, at maturity, the investor will lose 1% of the principal amount of the Notes for each 1% that the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value.
KEY TERMS
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78017G4S7
Underlier:	SPDR® S&P® Regional Banking ETF (Bloomberg symbol “KRE UP”), Nasdaq-100 Index® (Bloomberg symbol “NDX UP”), Russell-2000 Index® (Bloomberg symbol “RTY UP”)
Trade Date:	June 14, 2024
Issue Date:	June 20, 2024
Valuation Date:	December 15, 2025
Maturity Date:	December 18, 2025
Payment of Contingent Coupons:

If the Notes have not been automatically called, the investor will receive a Contingent Coupon on a Coupon Payment Date if the closing value of each Underlier is greater than or equal to its Coupon Threshold on the immediately preceding Coupon Observation Date.

No Contingent Coupon will be payable on a Coupon Payment Date if the closing value of any Underlier is less than its Coupon Threshold on the immediately preceding Coupon Observation Date.

Contingent Coupon:	If payable, at least $10.00 per $1,000 principal amount of Notes (corresponding to a rate of at least 1.00% per month or at least 12.00% per annum), to be determined on the Trade Date
Coupon Observation Dates:	Monthly
Coupon Payment Dates:	Monthly
KEY TERMS (continued)
Call Feature:	If, on any Call Observation Date, the closing value of each Underlier is greater than or equal to its Call Value, the Notes will be automatically called. Under these circumstances, the investor will receive on the Call Settlement Date per $1,000 principal amount of Notes an amount equal to $1,000 plus the Contingent Coupon otherwise due. No further payments will be made on the Notes.

KEY TERMS (continued)
Call Value:	With respect to each Underlier, the closing value of that Underlier on the Trade Date
Call Observation Dates:	Quarterly, beginning approximately six months following the Trade Date
Call Settlement Date:	If the Notes are automatically called on any Call Observation Date, the Coupon Payment Date immediately following that Call Observation Date
Payment at Maturity:

If the Notes have not been automatically called, the investor will receive on the Maturity Date per $1,000 principal amount of Notes, in addition to any Contingent Coupon otherwise due:

•

If the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Barrier Value: $1,000

•

If the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, an amount equal to:

$1,000 + ($1,000 × Underlier Return of the Least Performing Underlier)

If the Notes are not automatically called and the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, you will lose a substantial portion or all of your principal amount at maturity.

Coupon Threshold and Barrier Value:	70% of the Initial Underlier Value (rounded to three decimal places for RTY and rounded to two decimal places for KRE and NDX)
Underlier Return:	Final Underlier Value – Initial Underlier Value Initial Underlier Value
Initial Underlier Value:	With respect to each Underlier, the closing value of that Underlier on the Trade Date
Final Underlier Value:	With respect to each Underlier, the closing value of that Underlier on the Valuation Date
Least Performing Underlier:	The Underlier with the lowest Underlier Return

This document provides a summary of the terms of the Notes. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus, as well as “Selected Risk Considerations” below, before making a decision to invest in the Notes:

http://www.sec.gov/Archives/edgar/data/1000275/000095010324007730/
dp212332_424b2-us1156multi.htm

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $922.18 and $972.18 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

•	You May Lose a Portion or All of the Principal Amount at Maturity.
•	You May Not Receive Any Contingent Coupons.
•	Any Payment on the Notes Will Be Determined Solely by the Performance of the Underlier with the Worst Performance Even if the Other Underliers Perform Better.
•	You Will Not Participate in Any Appreciation of Any Underlier, and Any Potential Return on the Notes Is Limited.
•	The Notes Are Subject to an Automatic Call.
•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes.
•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underliers on the Dates Specified.
•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain.
•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price.
•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date.
•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest.
•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest.
•	You Will Not Have Any Rights to the KRE Fund or the Securities Composing Any Underlier.
•	The KRE Fund and the Underlying Index Are Different.
•	The Equity Securities Composing the KRE Fund Are Concentrated in the Regional Banking Industry and the Financial Services Industry.
•	The Notes Are Subject to Small-Capitalization Companies Risk with Respect to the RTY Index.
•	The Notes Are Subject to Risks Relating to Non-U.S. Securities with Respect to the NDX Index.
•	We May Accelerate the Notes If a Change-in-Law Event Occurs.
•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event.
•	Adjustments to the KRE Fund or to the Underlying Index Could Adversely Affect Any Payments on the Notes.
•	Adjustments to an Index Could Adversely Affect Any Payments on the Notes.
•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments.
•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.

Registration Statement No. 333-275898; filed pursuant to Rule 433